Exhibit 10.2
2009 Award Program
Subject to confirmation by the Audit Committee of the Company’s performance for 2009, the following sets forth the cash bonus awards for each of the Company’s named executive officers.

Executive Officer	Cash Award
Douglas C. Bryant President and Chief Executive Officer	$328,438	*
Robert J. Bujarski Senior Vice President, General Counsel & Corporate Secretary	$115,200
Scot M. McLeod Senior Vice President, Operations	$103,376
John M. Radak Chief Financial Officer	$116,108
Timothy T. Stenzel Chief Scientific Officer	—	*
John D. Tamerius Senior Vice President, Clinical and Regulatory Affairs	$105,200

*	The Cash Award for Mr. Bryant has been prorated for 2009 based on his start date in February 2009. Dr. Stenzel did not receive a Cash Award as his start date with the Company was more than mid-way through the fiscal year.